Exhibit 99.3

Unaudited Pro Forma Condensed Combined Financial Information

On July 14, 2008, Entorian Technologies Inc., (“Entorian”) and Augmentix Corporation (“Augmentix”) entered into an Agreement and Plan of Merger where Augmentix sold all of its outstanding stock to Entorian. Augmentix was paid $23.5 million in cash and $10.7 million in convertible notes, subject to a post-closing adjustment based on Augmentix’s working capital. Augmentix employees were granted employment inducement stock options to purchase a total of 1,462,000 shares of Entorian’s common stock. In conjunction with Augmentix’s acquisition by Entorian, Augmentix’s outstanding loan balances totaling $3.3 million at June 30, 2008 were repaid. Augmentix continued after the acquisition as a wholly owned consolidating subsidiary of Entorian.

The following unaudited pro forma consolidated balance sheet reflects the historical position of Entorian and Augmentix at June 30, 2008 with pro forma adjustments based on the assumption that the acquisition was completed on that date. The unaudited pro forma statements of operations for the year ended December 31, 2007 assumes the acquisition had occurred on January 1, 2007 and the unaudited pro forma statements of operations for the six months ended June 30, 2008 assumes that the acquisition had occurred on January 1, 2008. While the pro forma statements assume acquisition dates earlier than actual, wherever possible amounts reflective of the actual acquisition are utilized.

The unaudited pro forma financial statements and related footnotes should be read in conjunction with the separate historical financial statements of Entorian as of and for the fiscal years ended December 31, 2007 and 2006, included in the Entorian Annual Report on Form 10-K/A for the fiscal year ended December 31, 2007, the separate interim financial statements of Entorian as of and for the six months ended June 30, 2008, included in the Entorian Form 10-Q for the second quarter of 2008, the separate audited historical financial statements of Augmentix as of and for the years ended December 31, 2007 and December 31, 2006, included as Exhibit 99.1 to this Current Report on Form 8-K, and the separate interim financial statements of Augmentix as of and for the six months ended June 30, 2008, included as Exhibit 99.2 to this Current Report on Form 8-K.

This acquisition was a transaction between commonly controlled entities, as Entorian’s majority owner also owned a majority ownership percentage of Augmentix. Under a transaction between commonly controlled entities, the acquired assets related to the common owner are recorded at historical cost, similar to a pooling of interest transaction. The excess purchase price allocable to the common control owner has been presented as a return of capital to the common owner in the pro forma financial statements. The purchase of the minority interests of Augmentix was recorded as a purchase business combination with the purchase price allocated to the fair value of assets, including acquired intangible assets, and liabilities acquired, with any excess recorded to goodwill. The final purchase price allocation has not yet been completed and could result in adjustments to the amounts included in the unaudited pro forma condensed combined financial statements.

This unaudited pro forma financial information is provided for informational purposes only. The pro forma information is not necessarily indicative of what our results of operations would have been had the acquisition been completed at the dates indicated or what the results will be for any future periods. The unaudited pro forma statements of operations reflects the effects of applying certain preliminary purchase accounting adjustments to the historical combined results of operations, including items expected to have a continuing impact on the combined results, such as increased depreciation and amortization expense on acquired tangible and intangible assets.

Unaudited Pro Forma Condensed Combined Statement of Operations

(in thousands, except per share data)

	Twelve Months Ended
	Entorian 12/31/2007	Augmentix 12/31/2007	Total Adjustments		Pro Forma Combined
Revenue:
Product	$34,486	$14,468	$—		$48,954
License	6,380	—	—		6,380
Other	4	122	—		126

Total revenue	40,870	14,590	—		55,460
Cost of revenue:
Product	27,824	7,956	3,627	c,a	39,407
Amortization and impairment of acquisition intangibles	5,077	—	981	b	6,058
Stock-based compensation expense	426	—	25	d	451

Total cost of revenue	33,327	7,956	4,633		45,916

Gross profit	7,543	6,634	(4,633)		9,544
Operating expenses:
Selling, general and administrative	11,249	3,927	55	c, a	15,231
Research and development	4,864	5,149	(3,238	) c, a	6,775
Restructuring	332	—	—		332
Amortization of acquisition intangibles	730	—	1,725	b	2,455
Impairment of Goodwill	27,903		—		27,903
Stock-based compensation expense - SGA	4,731	24	142	d	4,897
Stock-based compensation expense - R & D	790	—	64	d	854

Total operating expenses	50,599	9,100	(1,252)		58,447

Loss from operations	(43,056)	(2,466)	(3,381)		(48,903)
Other income (expense):
Interest income	3,051	5	(859	) f	2,197
Interest expense	(17)	(208)	(431	) f	(656)
Other	25	—	—		25

Loss before income taxes	(39,997)	(2,669)	(4,671)		(47,337)
Provision (benefit) for income taxes	(10)	66	(66	) e	(10)

Net loss	$(39,987)	$(2,735)	$(4,605)		$(47,327)

Loss per share:
Basic	$(0.85)				$(1.00)
Diluted	$(0.85)				$(1.00)
Shares used in computing loss per share:
Basic	47,156				47,156
Diluted	47,156				47,156

Unaudited Pro Forma Condensed Combined Statement of Operations

(in thousands, except per share data)

	Six Months Ended
	Entorian 6/30/2008	Augmentix 6/30/2008	Total Adjustments		Pro Forma Combined
Revenue:
Product	$14,889	$27,715	$—		$42,604
License	2,636	—	—		2,636

Total revenue	17,525	27,715	—		45,240
Cost of revenue:
Product	17,128	22,467	467	c,a	40,062
Amortization and impairment of acquisition intangibles	1,351	—	630	b	1,981
Stock-based compensation expense	167	—	15	d	182

Total cost of revenue	18,646	22,467	1,112		42,225

Gross profit	(1,121)	5,248	(1,112)		3,015
Operating expenses:
Selling, general and administrative	5,988	2,683	(14	) c,a	8,657
Research and development	2,166	2,930	(428	) c,a	4,668
Restructuring	214	—	—		214
Amortization of acquisition intangibles	353	—	730	b	1,083
Stock-based compensation expense - SG&A	968	—	33	d	1,001
Stock-based compensation expense - R & D	231	—	37	d	268

Total operating expenses	9,920	5,613	358		15,891

Loss from operations	(11,041)	(365)	(1,470)		(12,876)
Other income (expense):
Interest income	858	2	(225	) f	635
Interest expense	(6)	(185)	(134	) f	(325)
Other	57	—	—		57

Loss before income taxes	(10,132)	(548)	(1,829)		(12,509)
Provision (benefit) for income taxes	(267)	58	(69	) e	(278)

Net loss	$(9,865)	$(606)	$(1,760)		$(12,231)

Loss per share:
Basic	$(0.21)				$(0.24)
Diluted	$(0.21)				$(0.24)
Shares used in computing loss per share:
Basic	46,750				46,750
Diluted	46,750				46,750

Notes to Unaudited Pro Forma Condensed Combined Statements of Operations

The following pro forma adjustments and reclassifications have been reflected in the unaudited pro forma combined statements of operations:

(a) - Reallocates Augmentix’s overhead costs to reflect Entorian’s allocation policy.

(b) - Represents the increase in amortization expense based on the fair value of the acquired intangible assets.

(c) - Revision of depreciation expense to reflect the post-acquisition value of Augmentix assets.

(d) - Increase stock compensation expenses based on post-acquistion stock option grants to Augmentix employees.

(e) - Reflects the application of Entorian’s effective tax rate to Augmentix’s loss from operations.

(f) - Reduces Entorian’s interest income to reflect the reduction in cash due to the acquistion and increases the interest expense due to the issuance of notes payable due to the acquisition. The adjustment is estimate based on current earnings of Entorian’s investments (3.65% for 2007 and 1.91% for the six months ended June 30, 2008) and the interest rate of the notes issued (6.0%).

Unaudited Pro Forma Condensed Combined Balance Sheet

(in thousands)

	Historical
	Entorian 6/30/2008	Augmentix 6/30/2008	Total Adjustments		Pro Forma Balance Sheet
Current assets:
Cash and cash equivalents	$41,005	$543	$(23,500	) h	$18,131
			83	g
Investment in marketable securities	4,145	—	—		4,145
Trade accounts receivable	5,095	6,448	—		11,543
Inventories	3,928	5,394	—		9,322
Prepaid expenses	933	47	—		980
Income tax recoverable	1,924	—	—		1,924
Deferred tax asset	148	—	—		148
Other current assets	1,347	—	(464	) m	883

Total current assets	58,525	12,432	(23,881)		47,076

Property and equipment, net	8,072	962	113	i	9,147
Long-term investment in marketable securities	7,038	—	—		7,038
Goodwill	4,953	—	4,584	h	9,759
			222	l
Other assets:
Patents, net	2,095	—	—		2,095
Other intangibles, net	7,083	—	10,497	h	17,580
Prepaid expenses	30	—	—		30
Other long-term assets	16	—	—		16

Total assets	$87,812	$13,394	$(8,465)		$92,741

Current liabilities:
Trade accounts payable	$1,536	$6,035	—		$7,571
Accrued compensation	1,989	—	(4,325	) k	1,989
			4,325	j
Accrued liabilities	2,092	3,723	—		5,815
Current portion of deferred revenue	20	1,287	—		1,307
Current portion of capitalized lease obligations	21	—	—		21
Current portion of notes payable	—	3,264	(3,264	) k	—

Total current liabilities	5,658	14,309	(3,264)		16,703

Long-term liabilities:
Other accrued liabilities	181	—	—		181
Capitalized lease obligations, less current portion	44	—	—		44
Deferred tax liabilities	37	—	—		37
Notes payable, less current portion	—	—	10,652	h	10,652

Total liabilities	5,920	14,309	7,388		27,617

Redeemable Preferred Stock		22,075	(22,075	) h	—
Stockholders’ equity:
Common stock	53	12	(12	) h	53
Additional paid in capital	164,677	—	(16,526	) i	147,909
			(242	) l
Treasury stock	(25,751)	(2)	2	h	(25,751)
Unrealized gain/(loss) on marketable securities	(698)	—	—		(698)
Retained earnings (deficit)	(56,389)	(23,000)	27,325	h	(56,389)
			(4,325	) j

Total stockholders’ equity	81,892	(22,990)	6,222		65,124

Total liabilities and stockholders’ equity	$87,812	$13,394	$(8,465)		$92,741

Notes to Unaudited Pro Forma Condensed Combined Balance Sheet

The following pro forma adjustments and reclassifications have been reflected in the unaudited pro forma combined condensed balance sheet:

(g) - to reflect the working capital adjustment resulting from the assets and liabilities stated on Augmentix’s June 30, 2008 balance sheet.

(h) - To record the purchase of Augmentix by Entorian. On July 14, 2008 Entorian and Augmentix entered into an Agreement and Plan of Merger where Augmentix sold all of its outstanding stock to Entorian. Augmentix was paid $23.5 million in cash and $10.7 million in convertible notes, subject to a post-closing adjustment based on Augmentix’s working capital. Augmentix employees were granted employment inducement stock options to purchase a total of 1,462,000 shares of Entorian’s common stock. In conjunction with Augmentix’s acquisition by Entorian, Augmentix’s outstanding loan balances totalling $3.2 million at June 30, 2008 were repaid. Augmentix continued after the acquisition as a wholly owned consolidating subsidiary of Entorian. This acquisition was a transaction between commonly controlled entities, as Entorian’s majority owner also owned a majority ownership percentage of Augmentix. Under a transaction between commonly controlled entities, the acquired assets related to the common owner are recorded at historical cost, similar to a pooling of interest transaction. The excess purchase price allocable to the common control owner has been presented as a return of capital to the common owner in the pro forma financial statements. The purchase of the minority interests in Augmentix was recorded as a purchase business combination with the purchase price allocated to the fair value of assets, including acquired intangible assets, and liabilities acquired, with any excess recorded to goodwill. The final purchase price allocation has not yet been completed and could result in adjustments to the amounts included in the unaudited pr forma condensed combined financial statements.

The following table summarizes the values assigned to the assets acquired and liabilities assumed at the time of the transaction.

	Amount	Useful Life (in years)
Cash	$543
Accounts receivable, net	6,448
Inventory	5,394
Property, plant and equipment	1,075	1-3
Other assets	47
Goodwill	4,806
Developed Technology	3,281	3
Trade Name	971	10
Customer Relationships	6,245	5
Current liabilities	(11,045)
Deferred Tax Liabilities	—

Total purchase price	17,765
Return of capital to common control owner	16,768

Total purchase price, including transaction costs	34,533

(i) - to record the distribution to the common control owner under the terms of the purchase agreement.

(j) - to record certain change in control liabilities and transactions costs related to the purchase of Augmentix by Entorian.

(k) - to reflect the payment of liabilities under the terms of the purchase agreement.

(l) - to account for the capitalization of deferred acquisition costs on Entorian’s books at June 30, 2008; a portion of these costs is accounted for as a capital distribution due to common ownership of Entorian and Augmentix.